Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Dale Parker, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces 2013 Second Quarter and First Half Financial Results

•        Revenue of $7.5 million, increased 30% year-over-year

•	$4.3 million in product sales; growth across all categories

Saint Paul, Minn., August 7, 2013 – Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today results for its 2013 second quarter and first half, ended June 30, 2013.

Image Sensing’s 2013 second quarter revenue was $7.5 million, a 30 percent increase from revenue of $5.7 million in the second quarter of 2012. Revenue from royalties was $3.2 million in the quarter, compared to $3.0 million in second quarter of 2012, and product sales were $4.3 million in the quarter, including $2.9 million of worldwide Autoscope® License Plate Recognition (LPR) products. Autoscope Radar product sales and royalties were $377,000 and $465,000, respectively, in the quarter.

The Company’s net loss for the quarter was $1.7 million, or $0.35 per share, compared to a net loss of $3.7 million, or $0.75 per share, in the second quarter of 2012. The second quarter 2013 net loss includes expenses of $1.1 million related to the ongoing investigation; the 2012 net loss includes a $3.2 million goodwill impairment charge. Excluding those items, operating expenses increased $1.1 million year-over-year, due to the continued planned investment in sales, marketing, and product development.

Product sales gross margin for the second quarter of 2013 was 41 percent, a decrease from the year ago quarter, due in part to pricing pressures. On a non-GAAP basis, excluding intangible asset amortization, impairment and the costs of the investigation, net of tax, the net loss for the second quarter was $244,000, or $0.05 per share, compared to net income of $231,000, or $0.05 per diluted share, in the same period a year ago.

Kris Tufto, CEO, said, “We posted our highest revenue level in six quarters and are pleased with the progress we’ve made in recent months and the benefits we are seeing from the continued investments we’ve made in our business. Our second-quarter revenue growth is attributable in large part to the increased traction across our global channels and with our distribution partner, Econolite, in growing Autoscope Radar sales. Although international sales during the quarter rose sequentially, we anticipate accelerated growth in the second half of the year as we continue to fulfill international product and solution orders. Furthermore, we expect our product margins will improve.”

In the first half of 2013, revenues increased to $12.1 million, up 10 percent from 2012 first half revenue of $11.0 million. Revenue from royalties was $5.8 million, compared to $5.4 million in 2012, and product sales were $6.3 million in the first six months, including $3.8 million of worldwide ALPR products. Autoscope Radar product sales and royalties were $943,000 and $672,000, respectively, for the six-month period. The year-to-date net loss totals $3.2 million, or $0.65 per share, compared to a net loss of $4.3 million, or $0.89 per share, in 2012.

On a non-GAAP basis, excluding intangible asset amortization and costs of the investigation, net of tax, net loss for the first six months was $897,000, or $0.18 per share, compared to a net loss of $96,000, or $0.02 per share, in the first six months of 2012. The previously disclosed investigation is ongoing and the Company is cooperating with authorities. The Company is presently unable to determine the likely outcome or range of loss, if any, or predict with certainty the timeline for resolution of these matters.

“We are excited about our future growth opportunities and our sales pipeline, both in terms of size and quality. Further, we are exploring other opportunities domestically and abroad that will accelerate future growth. We look forward to taking advantage of these opportunities as global economies continue toward full recovery,” said Tufto.

Conference Call Today at 3:45 p.m. CDT

Image Sensing Systems, Inc. will hold a live conference call of its 2013 second-quarter results today, Aug. 7, 2013, at 3:45 p.m. CDT. To access the call, dial 877-941-9205 and reference conference ID 4628025. Please dial in at least 10 minutes prior to the call and wait for assistance, or dial “0” for the operator.

A replay of the conference call will be available beginning at 5:45 p.m. CDT on Aug. 7, 2013 and is available until 5:45 p.m. CDT on Aug. 14, 2013. To listen to the replay, dial 800-406-7325, access code 4628025.

Non-GAAP Information

We provide certain non-GAAP financial information as supplemental information to GAAP amounts. This non-GAAP information excludes the impact, net of tax, of amortizing the intangible assets from acquisitions and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing

Image Sensing Systems, Inc. is a provider of above ground detection and information management solutions for the security, parking, crime and traffic management markets. We have sold more than 135,000 units of our industry leading Autoscope® machine-vision, radar and license plate recognition (LPR) products in over 60 countries worldwide. The depth of our experience coupled with the breadth of our product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including LPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; increased international presence; our success in integrating acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012 filed in March 2013.

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Period Ended June 30,		Six-Month Period Ended June 30,
	2013	2012	2013	2012
Revenue
Royalties	$3,197	$3,037	$5,766	$5,385
Product sales	4,271	2,671	6,316	5,580
	7,468	5,708	12,082	10,965
Cost of revenue	2,505	1,318	3,567	2,632
Gross profit	4,963	4,390	8,515	8,333

Operating expenses
Selling, marketing and product support	2,703	1,821	4,753	3,670
General and administrative	1,592	1,309	2,962	2,540
Research and development	1,356	1,017	2,487	2,287
Investigation matter	1,129	—	2,738	—
Amortization of intangible assets	340	410	681	818
Restructuring	—	354	—	430
Goodwill impairment	—	3,175	—	3,175
	7,120	8,086	13,621	12,920
Loss from operations	(2,157)	(3,696)	(5,106)	(4,587)
Other income (loss)	(4)	19	(2)	24
Loss before income taxes	(2,161)	(3,677)	(5,108)	(4,563)
Income tax benefit	(415)	(19)	(1,909)	(237)
Net loss	$(1,746)	$(3,658)	$(3,199)	$(4,326)

Basic net loss per share	$(0.35)	$(0.75)	$(0.65)	$(0.89)
Diluted net loss per share	$(0.35)	$(0.75)	$(0.65)	$(0.89)

Weighted shares – basic	4,967	4,877	4,939	4,865
Weighted shares – diluted	4,967	4,877	4,939	4,865

Reconciliation of GAAP to non-GAAP basis
Non-GAAP operating expenses (1)	$5,651	$4,147	$10,202	$8,497
Non-GAAP income (loss) from operations	(688)	243	(1,687)	(164)
Other income (loss)	(4)	19	(2)	24
Non-GAAP income (loss) before income taxes	(692)	262	(1,689)	(140)
Non-GAAP income tax expense (benefit) (2)	(448)	31	(792)	(44)
Non-GAAP net income (loss)	$(244)	$231	$(897)	$(96)

Non-GAAP basic net income (loss) per share	$(0.05)	$0.05	$(0.18)	$(0.02)
Non-GAAP diluted net income (loss) per share	$(0.05)	$0.05	$(0.18)	$(0.02)

Notes to non-GAAP adjustments

(1)	Amortization of intangible assets, investigation matter expense, restructuring expenses and goodwill impairment for the applicable period as shown above are removed
(2)	Income tax expense (benefit) is increased (reduced) by impact of (1) at ISS’ effective rate after adjusting for amortization of intangible assets, restructuring and goodwill impairment

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	June 30, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$4,743	$8,334
Investments	4,395	4,817
Receivables, net	7,260	6,722
Inventories	4,856	4,485
Other current assets	3,699	1,797
	24,953	26,155
Property and equipment, net	1,623	1,875
Other assets	300	—
Deferred taxes	4,017	4,017
Goodwill and intangible assets, net	6,206	6,489
	$37,099	$38,536
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$6,096	$4,129
Income taxes payable	18	18
	6,114	4,147
Income taxes payable and other	417	409
Shareholders’ equity	30,568	33,980
	$37,099	$38,536

Image Sensing Systems, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Six-Month Period Ended June 30,
	2013	2012
Operating activities
Net loss	$(3,199)	$(4,326)
Adjustments to reconcile net loss to net cash provided by (used in) operations
Goodwill impairment	—	3,175
Depreciation and amortization	1,113	1,203
Stock option expense	86	183
Changes in operating assets and liabilities	(839)	2,324
Net cash provided by (used in) operating activities	(2,839)	2,559

Investing activities
Purchases of property and equipment, net of disposals	(239)	(248)
Purchase of other investments	(300)	—
Capitalized software development costs	(459)	—
Sales (purchases) of marketable securities	422	(1,111)
Net cash used in investing activities	(576)	(1,359)

Financing activities
Proceeds from exercise of stock options	9	87
Net cash provided by financing activities	9	87

Effect of exchange rate changes on cash	(185)	(49)

Increase (decrease) in cash and cash equivalents	(3,591)	1,238
Cash and cash equivalents, beginning of period	8,334	5,224
Cash and cash equivalents, end of period	$4,743	$6,462

###